KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
EXHIBIT 11 – STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
(Units in millions; Dollars in millions except per unit amounts)

	Three Months Ended September 30,
	2011	2010
Weighted Average Number of Limited Partners’ Units on which Limited Partners’ Net Income (Loss) per Unit is Based	331.1	310.7

Calculation of Limited Partners’ interest in Net Income (Loss)
Amounts Attributable to Kinder Morgan Energy Partners, L.P.:
Net Income	$214.5	$320.8
Less: General Partner’s interest in Net Income	(298.2)	(267.3)
Limited Partners’ interest in Net Income (Loss)	$(83.7)	$53.5

Limited Partners’ Net Income (Loss) per Unit	$(0.25)	$0.17

	Nine Months Ended September 30,
	2011	2010
Weighted Average Number of Limited Partners’ Units on which Limited Partners’ Net Income (Loss) per Unit is Based	323.3	304.7

Calculation of Limited Partners’ interest in Net Income (Loss)
Amounts Attributable to Kinder Morgan Energy Partners, L.P.:
Net Income	$782.8	$907.3
Less: General Partner’s interest in Net Income	(871.0)	(609.0)
Limited Partners’ interest in Net Income (Loss)	$(88.2)	$298.3

Limited Partners’ Net Income (Loss) per Unit	$(0.27)	$0.98